Exhibit 99.1

GRUPO MEXICO REITERATES ITS COMMITMENT TO PERU.

Mexico City, May 18, 2015, Grupo México S.A.B. de C.V. (“GMexico”) and its subsidiary Southern Copper Corporation (“SCC”) respectfully reiterate their commitment to Peru and to all the mining communities in this great country, particularly the community of Arequipa.

Over the decades during which the Company has invested responsibly and worked hand-in-hand with the Peruvian community, the Company has always acted with strict ethics and in absolute adherence of the law, with the utmost respect for Peru’s institutions. The Company has always met the strictest international standards and complied with the provisions set by the Peruvian authorities to develop sustainable mining in keeping with the 21st century.

At each step during the development of the Tia Maria project, over the years, the Company has obtained all the authorizations required and has made every effort to involve the community, through the Citizen’s Participation Procedure, comprised, among other mechanisms, of participation workshops, information offices, publications and public audiences. These actions have been geared towards building together (the authorities, the Company, and the communities) an engine for economic spillover in the region through sustainable and responsible growth, generating more than 2,600 direct and indirect jobs in the next 20 years, contributing to the social development of the region.

Over US$1.4 billion will be invested in the Tia Maria Project, which will produce 120,000 tons of electrolytic copper annually using the leaching and solvent extraction method (SX/EW), which is globally recognized as the best process for minimizing environmental impact as it does not release carbon dioxide into the atmosphere. Also, the Company amended its Environmental Impact Assessment to use only seawater, transporting this more than 25 kilometers (15.5 miles) and at 1,000 meters (3,300 feet) above sea level, constructing a desalinization plant representing an additional investment of US$ 95 million for the productive process. In this manner, the Company guarantees that the Tambo Valley well water and dams will be used solely for farming and human consumption.

The Company is unaware of the interests held by the group of activists that are opposing the economic and social development of the Arequipa region. This minority has delayed this important project through illegal blockages and violent protests. Despite these actions, the Company reiterates its respect for Peru’s laws and institutions, always being open to build jointly the social peace and economic development of this great mining country, and also reiterates its confidence in the Peruvian authorities, and that the State of Law and Legal Certainty will prevail, as has always been the case in Peru.